EXHIBIT 10.21
                              CONSULTING AGREEMENT

THIS AGREEMENT is entered into by and between BEI Electronics, Inc. (hereinafter referred to as the "Company") and Peter G. Paraskos (hereinafter referred to as the "Consultant").

FOR AND IN CONSIDERATION of the terms hereof, it is hereby mutually agreed as follows:

         1. Consulting Services. Consultant agrees to provide advice, consultation and other assistance to the Company regarding management of the Company as may from time to time by requested by the Company, including, without limitation, continuing his service as a member of the Board of Directors of the Company during the term hereof (the "Consulting Activities").

         2. Term. This agreement shall become effective as of the date signed and shall terminate after one year on the anniversary date.

         3. Time Commitment: Location. Consultant agrees to devote approximately one-third of his business time to Consulting Activities on behalf of the Company. The Consultant's base of operations for performance of the Consulting Activities shall be Concord, California. Consultant shall perform such Consulting Activities at other locations upon reasonable advance notice from the Company and subject to mutual agreement between the Company and Consultant with respect to scheduling. During the term of this Agreement, the Company agrees to provide Consultant with an office and secretarial services.

         4. Exclusivity. Consultant agrees that, in consideration of the compensation set forth herein, during the term of this Agreement he will not perform services relating to the Company's actual or demonstrably planned business or within the scope of Consulting Activities for any person or entity other than the Company.

         5. Compensation. The Company agrees to pay Consultant at the rate of $8,333.33 per month for Consulting Activities on behalf of the Company.

         6. Expenses. Consultant shall be entitled to reimbursement by the Company for all reasonable out-of-pocket expenses, including, without limitation, travel, telephone, facsimile, copying and postal expenses, incurred in the conduct of Consulting Activities on behalf of the Company, to be billed to the Company by the Consultant on a monthly basis and to be reimbursed promptly thereafter by the Company.

         7. No Conflicts. Consultant represents and warrants that his performance of this Agreement does not conflict with any written or oral agreement into which he has entered.

         8. Reports. Consultant shall keep the Company fully informed of Consultant's activities under this Agreement and, at the request of the Company, shall discuss all matters relating to the conduct of Consultant's activities hereunder with personnel designated by the Company. If requested by the Company, Consultant shall provide the Company with written reports describing Consultant's activities under this Agreement.

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9.       Confidential  Information.  The term  "Confidential  Information" shall mean all information the Company desires, for business reasons, to hold in confidence. By way of illustration but not limitation, Confidential
         Information   includes   (a)   inventions,    developments,    designs,
         improvements, trade secrets, formulae, processes, devices, instruments, techniques, know-how and data; (b) plans for research, development, new business plans, budgets and unpublished financial statements, licenses, prices and costs; (c) information concerning suppliers and customers; and (d) information regarding the skills and compensation of employees of or other consultants to the Company. Consultant agrees to hold all such Confidential Information in strictest confidence and not to disclose or use any of the Company's Confidential Information, except
         (i) as such use or disclosure may be required in connection with work for the Company, (ii) as such information has come to be in the public domain; or (iii) as regulations, court or administrative orders. Consultant further agrees to assign to the Company any rights he or she has or may acquire in such Confidential Information to the Company and agrees that all Confidential Information shall be the sole property of the Company and its assigns.

10. Independent Contractor. In performance of the Consulting Activities contemplated herein, Consultant is, and shall be deemed to be for all purposes, an independent contractor (and not an agent of the Company) under any and all laws whether existing or future, including, without limitation, Social Security laws, state unemployment insurance laws and withholding tax laws and with respect to the payments and reports of any taxes and/or contributions under such laws. Consultant will not be authorized to make any material representation, contract or commitment on behalf of the Company unless specifically requested or authorized to do so in writing by an officer of the Company.

11. Notices. All notices hereunder shall be in writing and shall be delivered personally or by first class mail sent postage prepaid to the parties hereto at their respective addresses as set forth below. Either party may change its address by written notice. Any notice hereunder shall be deemed delivered upon personal delivery or 72 hours after deposit in the U.S. Postal Service system. Notice shall be sent to the parties at the respective addresses that follow:

               Notice to Consultant:         Notice to the Company:

               Peter G. Paraskos             BEI Electronics, Inc.
               150 Emmons Canyon Lane        One Post Street, Suite 2500
               Danville, CA  94526           San Francisco, CA  94104
                                             Attn:  Mr. Charles Crocker

12. Waiver. Failure on any occasion by either party to enforce any provision of this Agreement shall not prevent its enforcement by such party on any other occasion.

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13.      Entire Agreement.  This Agreement constitutes the sole agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof. This
         Agreement shall not be amended, altered or modified other than by written agreement between the parties hereto.

14. Severability. If any term, provision, covenant or condition of this Agreement is determined to be invalid, void or unenforceable by a body having competent jurisdiction over this Agreement, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to contracts entered into in California by California residents and to be performed entirely within California.

16.      Effective Date. September 30, 1995


CONSULTANT
/s/Peter G. Paraskos
----------------------------
Peter G. Paraskos


ACCEPTED:

BEI ELECTRONICS, INC.
By:  /s/Charles Crocker
   -------------------------
    Charles Crocker
    Chairman

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